Exhibit 99.1

Mobivity Enters into Letter of Intent
to Acquire SmartReceipt, Inc.

Acquisition Would Expand Mobivity’s Deployment to More than 17,000 Locations Including 6,000 From One of the Largest Quick Serve Restaurant (QSR) Chains in the World

For Immediate Release

Contact: Dennis Becker Mobivity Chief Executive Officer 877-282-7660	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 MFON@lythampartners.com

PHOENIX, AZ - January 21, 2013 - Mobivity Holdings Corp. (OTCQB: MFON), an award-winning provider of proprietary and patented mobile marketing technologies and solutions, today announced that it has entered into a Letter of Intent to acquire SmartReceipt, Inc., a marketing solutions company whose software products transform traditional retail transaction receipts for Subway, Baskin-Robbins, Dairy Queen and others into engaging “smart” receipts that feature coupons and special offers for consumers. SmartReceipt is privately owned and is based in Santa Barbara, California.

Jack Dorsey, founder and CEO of Square and co-founder of Twitter, recently told retailers at the National Retail Federation’s annual expo that printed receipts are underused and could be a next-generation point of engagement with consumers.

 “What if we see the receipt more as a publishing medium — a product unto itself that people actually want to take home, that they want to engage with, be fully interactive with?” Dorsey said. “"What can we do with this everyday tool?" he said. "What can we build into this canvas that's actually valuable, that's independent of the product you just sold? What can you give in this communication channel, this publishing medium that people want to engage with?”

Like Mobivity’s product offerings, SmartReceipt employs a SaaS-based monthly recurring revenue business model with most of its client base within the QSR industry. Its customers pay a set monthly fee per location for use of the service. SmartReceipt’s solution is compatible with over 80% of Point-of-Sale (POS) systems available in the marketplace today and transmits the printed receipt data from POS systems to SmartReceipt’s cloud-based platform, enabling the QSR to store transactional data and dynamically control the receipt content in real-time. More than 1.2 million receipt transactions are processed daily by SmartReceipt across more than 7,500 locations throughout the U.S., including major brands such as Subway, Baskin-Robbins and Dairy Queen.

Dennis Becker, chief executive officer of Mobivity, said, “We are very excited about the opportunity to acquire SmartReceipt and the resulting combined company.  We believe SmartReceipt’s printed receipt data yields highly sought-after individual, actionable purchase history which in combination with Mobivity’s current SMS and Stampt mobile loyalty app can be monetized and leveraged by our combined 17,000 plus customer locations. SmartReceipt’s innovative and low cost approach to bypassing the POS system and instead directly integrating with printed receipt data, dramatically reduces the merchant need to alter their complex POS solutions.  Integrating SmartReceipt’s point of sale data into Mobivity’s SMS and Stampt offering will enable retailers to generate actionable data to craft specialized offers, coupons and messages based on actual individual purchasing histories. This is a win for both the consumer and the retailer.”

“We believe that SmartReceipt’s technology could be a game changer for our existing and future customers,” added Mike Bynum, President of Mobivity. “Following the acquisition, we believe we will be able to offer all of our 17,000 plus end users a more complete suite of products and services.  As we quickly integrate and leverage the combined products and technology, it should create opportunities to increase our customers’ investment in our products.”

Upon closing, Mobivity and SmartReceipt will combine for what is believed to represent the largest installed base of any SaaS mobile loyalty program provider in the industry.

“Mobile is undoubtedly the next generation interface to the consumer,” said Eric Kanowsky, Chief Executive Officer and Director of SmartReceipt. “Combining with Mobivity is a fantastic opportunity to leverage our innovative approach to driving consumer purchase behavior through tapping receipt data in real-time. We believe that together we will bring more value to thousands of existing merchant locations with the ability to match purchase data to consumers’ mobile devices. Our shareholders are very pleased to be participating in what we consider to be a bright future with Mobivity.”

The letter of intent entered into by Mobivity and SmartReceipt is non-binding and the completion of the transaction is subject to certain conditions. Consequently, there can be no assurance that Mobivity will successfully acquire SmartReceipt. However it does provide Mobivity with a 30 day exclusive dealing period during which SmartReceipt has agreed not to engage in discussions with others concerning a change in control transaction.  The terms of the letter of intent are more fully described in a report on Form 8-K to be filed by Mobivity with the United States Securities and Exchange Commission.

About Mobivity
Mobivity is an award-winning provider of a suite of patented mobile marketing technologies that drive sales, enhance customer engagement, and reward customer loyalty for local businesses and national brands. Its solutions, including an industry-leading text messaging product and innovative Stampt™ mobile loyalty application, enable businesses across the United States to drive incremental business and profitability by quickly and effectively communicating discounts and special offers to their most loyal customers. Additionally, Mobivity offers a unique, high definition graphical system platform that allows its clients to enhance customer or fan experience by interacting with their mobile phones and video boards or screens in real time. Mobivity's clients include national brands such as CNN, Disney, the NFL, Sony Pictures, AT&T, Chick-fil-A, the Golf Channel, NBC Universal, and numerous professional sports teams, as well as thousands of small, local businesses across the U.S. For more information, visit www.mobivity.com.

About SmartReceipt
SmartReceipt was founded in 2004 in Santa Barbara, Calif. as Nutricate Corporation, with a mission of providing personalized nutrition and marketing messages that enable consumers to make better food decisions. The company changed its name to SmartReceipt in 2010 and continues to provide innovative marketing solutions that enable retailers to generate incremental revenue and influence consumer purchasing decisions. For more information, please visit www.receipt.com.

Forward Looking Statement
This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for  Mobivity’s ability to successfully acquire SmartReceipt, Inc.; the advantages and growth of Smart Receipt’s business model; Mobivity’s ability to successfully integrate SmartReceipt’s products and services with its own; growth of Mobivity’s operations, sales force and revenue; and the advantages and growth prospects of the mobile marketing industry. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, Mobivity’s inability to acquire the additional funding required to acquire SmartReceipt or satisfy the other material conditions to the close of the SmartReceipt acquisition; Mobivity’s ability to successfully integrate SmartReceipt’s products and services with its own; Mobivity’s ability to develop the sales force required to achieve its development and revenue goals; Mobivity’s ability to otherwise raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Holdings Corp.'s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 21, 2013 and subsequently filed quarterly reports on Form 10-Q. Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.